Exhibit 2.1

                              REDEMPTION AGREEMENT

     This Redemption Agreement ("AGREEMENT"), dated as of July 3, 2001, is by and among Knipp Brothers, Inc ("KB"), an Arizona corporation, BMC Framing, Inc. ("BMC"), a Delaware corporation, and Knipp Brothers Industries, LLC ("KBI"), a Delaware limited liability company.

                                  INTRODUCTION

A. In a Securities Purchase Agreement dated as of March 23,1999 among KB, Lawrence W. Knipp, Building Materials Holding Corporation and BMC ("SECURITIES PURCHASE AGREEMENT"), BMC purchased a 49% membership interest in KBI. Under
Section 8.1 of the Amended and Restated Limited Liability Company Agreement of Knipp Brothers Industries, LLC, as amended ("OPERATING AGREEMENT"), BMC reserved the right, by written notice, to cause KBI to redeem KB's membership interest (the "INTEREST") in KBI (the "REDEMPTION") for an amount equal to the Redemption Price (as defined below). As of May 1, 2001 BMC furnished a written notice of its request for the Redemption (the "NOTICE"), in which BMC specified, as required by the Operating Agreement, that the Redemption Price be paid entirely in cash. The Notice also provided that the Redemption would close, and that KB would cease to be a member of KBI at 12:01 AM on July 3, 2001.

B. In connection with the Redemption, KB, KBI and BMC desire to set forth the terms and the mechanism for determining the Redemption Price and to make certain other agreements related to the Redemption as provided in this Agreement.

                                    AGREEMENT

     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KB, KBI and BMC agree as follows:

     1. THE REDEMPTION. In accordance with the Notice and Section 8.1 of the Operating Agreement, KBI shall redeem KB's Interest as provided herein.

     2. REDEMPTION PRICE AND PAYMENT TERMS. The Redemption Price for KB's Interest is the sum of: (i) KB's Unrecovered Contribution Account (as that term is defined in the Operating Agreement) as of June 30, 2001 and (ii) 51% of the Undistributed Net Profits (as that term is defined in the Operating Agreement) of KBI, determined as of June 30, 2001 ("REDEMPTION PRICE"). KB's Unrecovered Contribution Account as of June 30, 2001 will be $30,946,736 and the estimate of 51% of the Undistributed Net Profits of KBI at June 30, 2001 is $4,778,946. The sum of the two amounts referred to in the immediately preceding sentence, $35,725,682, is referred to herein as the "PRELIMINARY REDEMPTION PRICE." KBI shall pay $17,173,245 of the Preliminary Redemption Price to KB in immediately available funds on or before July 2, 2001, and shall pay the balance of the Preliminary Redemption Price, $18,552,437, to KB on July 3, 2001. On or before October 31, 2001, the accountants for KBI shall determine

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the Redemption Price. Thereafter,  but no later than November 5, 2001, KBI shall pay to KB an amount equal to the Redemption Price less the Preliminary Redemption Price ("REDEMPTION PRICE BALANCE"), in immediately available funds. If, for any reason, any portion of the balance of the Redemption Price remains unpaid after November 5, 2001, including, but not limited to, the inability of the accountants for KBI to finally determine the Redemption Price, the unpaid balance of the Redemption Price shall accrue interest at the rate of 10% per annum, compounded annually, until paid. To the extent KBI does not have sufficient funds to pay the Preliminary Redemption Price or the Redemption Price Balance, BMC shall contribute to the capital of KBI sufficient funds to make the payment(s). If the Redemption Price is less than the Preliminary Redemption Price paid to KB, KB shall pay to BMC, in immediately available funds, the amount by which the Preliminary Redemption Price paid to KB is greater than the Redemption Price; such payment to be made within ten days of the determination of the Redemption Price. If such amount remains unpaid after such ten-day period, the unpaid amount shall accrue interest at the rate of 10% per annum, compounded annually, until paid.

     3. CAPITAL CONTRIBUTION BY KB AND PAYMENT OF BONUSES. After KB has received the $17,173,245 portion of the Preliminary Redemption Price, and on or before July 2, 2001, KB shall contribute $17,173,245, in immediately available funds, to the capital of KBI ("KB'S ADDITIONAL CAPITAL CONTRIBUTION"). On July 2, 2001, after KB has made KB's Additional Capital Contribution, KBI shall pay out to the participants in the Second Amended and Restated Knipp Brothers Industries, LLC Change in Control Bonus Plan ("BONUS PLAN"), the full amount of the bonuses due under the Bonus Plan ($16,900,000) on account of the Redemption upon receipt of acknowledgements from the participants indicating the amount paid to them is the total amount owing to them under the Bonus Plan. The parties acknowledge that under the Operating Agreement, KBI's income tax deduction for such bonuses ($16,900,000) and a portion of the employment taxes on such bonuses ($273,245) ("Bonus Amounts") shall be specially allocated to KB. For any period after June 30, 2001, KB shall not be allocated any Net Profits or Net Losses (as those terms are defined in the Operating Agreement) or any items of income or expense other than the allocation of the Bonus Amounts.

     4. TRANSFER OF KBI'S MEMBERSHIP INTEREST AND TAX MATTERS. On July 3, 2001 at 12:01 AM, KB's Interest shall be transferred by an instrument of transfer in the form attached hereto as Exhibit A and KB shall have no further interest whatsoever as a member of KBI upon the transfer, but until such date, KB shall continue as a member of KBI with a 51% membership interest. KB shall have the right to receive the Redemption Price Balance as set forth in this Agreement notwithstanding the transfer of KB's 51% membership interest in KBI. For federal and state income tax purposes, the Redemption shall be treated as a sale of KB's Interest to BMC. The Redemption Price shall be allocated for income tax purposes among the assets of KBI pursuant to Internal Revenue Code Sections 755 and 1060. Such allocation shall be on a tax basis, except for real property which shall be based on fair market value. Any excess above the tax basis and fair market value of real property shall be allocated to goodwill. KB and BMC agree to file their tax returns and KBI's tax returns on a basis consistent with such allocation. Net Profits or Net Losses of KBI shall be allocated to KB and BMC as set forth in the

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Operating  Agreement  based on an interim  closing of KBI's  books as of July 2,
2001; provided that, as specified in paragraph 3 above, the only item of Net Profits or Net Losses that will be allocated to KB for the period after June 30, 2001 will be the Bonus Amounts.

     5.   TRANSFER OF ASSETS AND LIABILITIES/INDEMNIFICATION.

          5.1 LIABILITY UNDER SECURITIES PURCHASE AGREEMENT. The parties acknowledge that under the Securities Purchase Agreement and the Operating Agreement, KB transferred to KBI all of its assets and liabilities, except certain excluded assets listed on Schedule 1.15 to the Securities Purchase Agreement. The liabilities transferred to KBI included all liabilities both known and unknown. Under Section 13.2.2 of the Securities Purchase Agreement, KB is responsible for and required to indemnify KBI for any liability "on account of any product shipped or manufactured by, or any service provided by the Business prior to the Closing Date." The term "BUSINESS" is defined in the
Securities Purchase Agreement as "the framing, roof truss and panel manufacturing business conducted by . . . [KB] . . .and transferred to . .
 .[KBI] . . . on the Closing Date." The Closing Date was May 3, 1999.

          5.2 RELEASE FROM LIABILITY UNDER SECURITIES PURCHASE AGREEMENT. Notwithstanding Section 13.2.2. of the Securities Purchase Agreement or otherwise, upon the Redemption of KB's Interest, KB, its officers, directors, employees, agents, shareholders, successors or assigns ("KB GROUP") shall have no further responsibility for, or any obligation to indemnify KBI for, any liability whatsoever in connection with any Pre-Closing Claim. The term "PRE-CLOSING CLAIM" means any claim arising out of or in connection with a product shipped or manufactured by, or any service provided by, the KB Group on or prior to May 3, 1999, including, but not limited to, any claims of faulty workmanship or claims of construction defects for work performed or products sold on or prior to such date.

          5.3 INDEMNIFICATION OF KB GROUP. Upon the Redemption of KB's Interest, KBI releases the KB Group from, and shall indemnify, defend, and hold harmless the KB Group from and against, any and all Losses from any Pre-Closing Claims asserted, regardless of the theory of recovery, whether based on tort, contract, statutory liability, a finding of some fault on the part of KB Group, or any other theory of recovery, whether known or unknown, apparent or not apparent, against, relating to, imposed upon, or incurred by any member or members of the KB Group resulting from or arising out of any Pre-Closing Claim. The terms "Loss" and "Losses" mean any and all penalties, additions to taxes, demands, claims, actions or causes of action, assessments, losses, damages, liabilities (including punitive damages), costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses.

          5.4. PROCEDURES FOR INDEMNIFICATION. A claim for indemnification ("INDEMNIFICATION CLAIM") shall be made by KB by delivery of a written notice to KBI requesting indemnification and specifying the basis on which indemnification is sought


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and the  amount  of  asserted  Losses,  if known,  and,  containing  such  other information as KB shall have concerning such Indemnification Claim. Upon a final determination of the amount of an Indemnification Claim, whether by agreement between KBI and KB or by judgment, decree or final order, KBI shall pay the amount of such Indemnification Claim within 30 days of the date such amount is determined.

          5.5 DEFENSE OF INDEMNIFICATION CLAIMS. Upon receipt of notice of the Indemnification Claim, KBI shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to KB. If, however, KBI fails or refuses to undertake the defense of such claim within ten days after written notice of such claim has been provided to KBI by KB, KB shall have the right to undertake the defense, compromise and, settle such claim with counsel of its own choosing as part of its Indemnification Claim.

          5.6 COOPERATION. KB and KBI shall cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available records relating to such claim as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim.

          5.7 INDEMNIFICATION BY KB. KB agrees to indemnify and hold KBI and BMC and each of their affiliates harmless from any Losses incurred as a result of a breach of any representations and warranties of KB contained in Section 6 of this Agreement. The procedures for indemnification set forth in Sections 5.4 through 5.6 of this Agreement shall apply to any claims for indemnification from KB in substantially the same manner as claims by KB.

     6.   REPRESENTATIONS AND WARRANTIES OF KB. KB represents and warrants that:
(a) other than the matters disclosed on Schedule 1 attached to this Agreement and made a part hereof, KB has no knowledge of any potential Indemnification Claims against KB Group; (b) KB owns the Interest being transferred of record and beneficially, free and clear of all liens, encumbrances or other restrictions, except for restrictions contained in the Operating Agreement; (c) other than the membership interests in KBI owned by BMC and KB, to KB's knowledge there are outstanding no other membership interests or rights to acquire membership interests in KBI; and (d) to KB's actual knowledge KBI does not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except as set forth or reflected on the latest balance sheet of KBI delivered to BMC or listed on Schedule 1 attached hereto. Notwithstanding the foregoing, no representation or warranty is made, and no indemnification obligation shall arise, with respect to any Pre-Closing Claim.

     7. NOTICES. All notices, offers, demands or other communications hereunder shall be in writing. Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor. Notices shall be deemed to have been duly given if delivered or if mailed, postage prepaid and by registered or

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certified United States mail with return receipt  requested and returned showing the date of delivery, to the parties at the addresses set forth below.

If to BMC:                 BMC Framing, Inc.
         Physical          ATTN:  Paul Street
         Address:          720 Park Boulevard, Suite 200
                           Boise, Idaho 83712-7714
         Mailing
         Address:          P.O. Box 70006
                           Boise, Idaho 83707-0106

With a copy to:            Building Materials Holding Corporation
                           One Market Plaza
                           Steuart Tower, Suit 2650
                           San Francisco, CA 94105-1475
                           ATTN: Ellis C. Goebel
                                 Senior Vice President, Finance and Treasurer

If to KB:
                           Knipp Brothers, Inc.
                           ATTN: Lawrence Knipp
                           22436 North Violetta Drive
                           Scottsdale, AZ 85255

With a copy to:            Lewis and Roca LLP
                           Attn: David E. Manch
                           40 N. Central Ave.
                           Phoenix, AZ 85004-4429

If to KBI:
                           Knipp Brothers Industries, LLC
                           ATTN:  Don Ng
                           6840 West Frier Drive
                           Glendale, Arizona 85303

With copy to:
                           BMC Framing, Inc.
         Physical          ATTN:  Paul Street
         Address:          720 Park Boulevard, Suite 200
                           Boise, Idaho 83712-7714
         Mailing
         Address:          P.O. Box 70006
                           Boise, Idaho 83707-0106

     8. ENTIRE AGREEMENT, AMENDMENT AND SUCCESSORS. This Agreement constitutes the entire agreement of the parties with respect to the matters covered by it.

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No alteration or  modification  of this Agreement shall be valid except as is in writing and fully executed by the parties. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

     9. WAIVER AND CONFLICT. In the event of any conflict between the terms and provisions of this Agreement and the Operating Agreement or the Securities Purchase Agreement, this Agreement shall control.

     10. ARIZONA LAW. This Agreement shall be construed in accordance with the laws of the state of Arizona.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts.

     12. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement shall not be consummated until the expiration of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the early termination of such waiting period.

     13. SATISFACTION. Upon payment of the Redemption Price hereunder, the terms and conditions of Section 8.1 of the Operating Agreement and the terms and conditions of Section 8.1 of the Limited Liability Company Agreement of KBI Distribution, LLC shall be considered satisfied in full.

     14. EXECUTION. The parties have executed this Agreement as of the first date shown above.

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     IN WITNESS  WHEREOF,  each of the parties has caused this  Agreement  to be executed by its duly authorized officers.

                                BMC:

                                BMC FRAMING, INC.


                                By: /s/  ROBERT E. MELLOR
                                    -------------------------------------------
                                Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    -------------------------------------------

                                KB:

                                KNIPP BROTHERS, INC.


                                By: /s/ Larry Knipp
                                    -------------------------------------------
                                Its: PRESIDENT
                                    -------------------------------------------

                                KBI:

                                KNIPP BROTHERS INDUSTRIES, LLC

                                By: Knipp Brothers, Inc., a Member


                                By: /s/ Larry Knipp
                                    -------------------------------------------
                                Its: MANAGER
                                    -------------------------------------------


                                By:      BMC Framing, Inc., a Member


                                By: /s/ ROBERT E. MELLOR
                                    -------------------------------------------
                                Its: Its: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    -------------------------------------------

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